Exhibit 99.1

Contact:
Gregory Lundberg, 203-614-5044
Director, Investor Relations
greg.lundberg@ftr.com

Frontier Communications Names New SVP and Controller

STAMFORD, Conn., April 4, 2011—Frontier Communications Corporation (NYSE: FTR) today announced that Susana D’Emic will join the company on April 15, 2011 as Senior Vice President and Controller and serve as the company’s designated Chief Accounting Officer, replacing Robert J. Larson.  She will report to Donald R. Shassian, Executive Vice President and Chief Financial Officer.

Ms. D’Emic brings a unique set of experiences and an extensive background in integrating acquisitions and consolidating business functions.  Most recently she was Vice President, Corporate Controller, of Reader’s Digest Assoc., responsible for all financial reporting, accounting, cost savings initiatives, Sarbanes-Oxley compliance and internal audit.  She joined Readers’ Digest in 1998 and held a variety of controllership positions with increasing responsibility in its U.S. operations that entailed operational improvements, systems conversions, business integrations and the standard financial planning and accounting for those units.

Prior to this, Ms. D’Emic was Manager, Corporate Planning and Analysis at Kraft Foods Corp.  Before that, she held a number of positions at Colgate-Palmolive Company, most recently as Manager, Financial Analysis and Reporting.  She joined Colgate after six years as an Audit Manager at KPMG (then KPMG Peat Marwick).

Ms. D’Emic graduated from the State University of New York at Binghamton with a B.S. in Accounting.  She is a licensed Certified Public Accountant.

Don Shassian remarked, “Sue brings Frontier great technical skills in accounting which, when combined with her leadership experience and style, make her uniquely qualified to help us continue to integrate the operations and systems acquired from Verizon in July 2010 and enhance our financial organization.  I am confident Sue will take a lead in making the organizational changes needed to streamline transaction processing, enhance our reporting, and reduce our costs throughout the company.  All of these actions will benefit our shareholders, customers, vendors and employees.”

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) is a Fortune 500 company included in the S&P 500 Index and offering voice, High-Speed Internet, video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced business communications solutions for medium and large businesses in 27 states and with approximately 14,800 employees. It has a 100 percent U.S.-based workforce.  More information is available at www.frontier.com and www.frontier.com/ir.
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